Exhibit (a)(1)(C)
INTEL CORPORATION
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS
DATED SEPTEMBER 28, 2009
ELECTION FORM/ NOTICE OF WITHDRAWAL/ CHANGE OF ELECTION FORM
(the “Election Form”)
Please carefully read this Election Form, which you may use to:
(1) Elect to exchange your eligible options;
(2) Withdraw an election you previously made; or
(3) Change an election you previously made.
We have provided you with two identical copies of the Election Form so that you may use one if you wish to withdraw or change a previously submitted election. You may wish to make additional copies of the Election Form for this purpose. Capitalized terms herein have the meaning set forth in the Offer to Exchange.
To properly elect to (1) exchange your eligible options, (2) withdraw an election you previously made or (3) change an election you previously made, Computershare (as Intel’s agent) must receive your Election Form before 8:00 p.m., Pacific Time, on the expiration date, which is currently October 30, 2009 (the “Expiration Date”) (or if the offer is extended, this Election Form must be received before the extended expiration date of the offer).
You are not required to return the Election Form if you do not wish to participate in the exchange offer. If Computershare does not receive an Election Form from you before 8:00 p.m., Pacific Time, on the Expiration Date, we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms and conditions. We will not contact you to confirm your election not to participate.
If you intend to submit the paper Election Form to tender your eligible options under the exchange offer, you must complete, sign and date a copy of the Election Form and return it so that Computershare receives it before 8:00 p.m., Pacific Time, on the Expiration Date. You may use the pre-addressed return envelope included with this packet or, if you do not have the envelope that was included with this packet, you may send your response via overnight delivery or regular mail to:
COMPUTERSHARE
PO BOX 43078
PROVIDENCE, RI 02940-3078
If you choose to mail this election form, please ensure you allow adequate time for mailing. If you make your election within the final two weeks of the tender offer, we encourage you to either use the web base election tool, or the call-center, outlined in the welcome letter included in your packet.
Your election to (1) exchange your eligible options, (2) withdraw an election you previously made or (3) change an election you previously made will be effective only upon receipt by Computershare. You are responsible for making sure that your submission is received by Computershare before the deadline. You must allow for delivery time based on the method of delivery that you choose, to ensure that Computershare receives your Election Form before 8:00 p.m., Pacific Time, on the Expiration Date. Your eligible options will not be considered tendered until you make an election using the Computershare Stock Option Exchange Website for Intel or Computershare receives your phone-in submission or a properly completed and signed Election Form is received by Computershare.
Computershare will confirm receipt of your election, withdrawal of election or change of election after receipt. If you do not receive confirmation of receipt of your Election from Computershare before the expiration date of the offer, or if you submit your Election Form less than five business days before the Expiration Date, please contact Computershare at the call-center phone number listed in your welcome letter before the deadline in order to confirm whether your election, withdrawal of election or change of election has been received.
The latest dated Election received by Computershare before the time the offer expires, at 8:00 p.m., Pacific Time, on the Expiration Date, will be the election that is registered in the system.
If you think the information regarding your eligible options set forth on the Election Form is incorrect, or if you have any questions about the offer, please contact Computershare at the call-center phone number listed in your welcome letter.

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INTEL CORPORATION
OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS
ELECTION FORM/ NOTICE OF WITHDRAWAL/ CHANGE OF ELECTION FORM
Agreement to Terms of Election
By signing the attached Election form (or confirming over the telephone with the Computershare call center representative), I understand and agree that:
• I have received and reviewed the Offer to Exchange, and other documents delivered to me by Computershare (the “Option Exchange Offer Documents”);
• I have read carefully, understand and agree to be bound by all of the terms and conditions of the option exchange offer as described in Option Exchange Offer Documents, and agree that if there is a discrepancy between the Option Exchange Offer Documents and the information posted on the Employee Stock Option Exchange Program website, the Option Exchange Offer Documents will govern;
• Intel is not advising me as to whether or not to participate in the Option Exchange Offer, and I am responsible for reviewing all the materials relating to the Option Exchange Offer, including the Offer to Exchange, and deciding whether or not to exchange my current options for a fewer number of new options;
• By submitting my decisions on the Computershare Option Exchange Website for Intel, through the Computershare call-center or via this hard copy election form, I elect to keep or exchange the options that I have specified, and if I elect to keep eligible options and do not change my election to keep those options before the expiration of the option exchange offer, those options will remain subject to their current terms and conditions and I will not again have the ability to elect to exchange those options;
• If I validly submit stock options for exchange, I can change my election before the expiration of the option exchange offer, and to the extent that I do not change my election before the expiration of the option exchange offer, then upon acceptance of my election by Intel following the expiration of the option exchange offer, my election will constitute a binding agreement between Intel and me with respect to my eligible options that are accepted for cancellation and exchange;
• My election to keep or exchange options that are eligible under the Stock Option Exchange program is at my own discretion and is completely voluntary; Intel has not made any recommendation and does not take any position on whether I should keep or exchange eligible options and has advised me to consult with my own legal, accounting and tax advisors as to the consequences of keeping or exchanging eligible options before making any decision whether to participate;
• If I validly submit stock options for exchange, and the stock options I elect to exchange are eligible and are accepted for exchange, those options will be cancelled, I will lose all of my rights to purchase any shares under those options and the only thing that I will receive in exchange for those options are new options that will be granted under the Stock Option Exchange Program in accordance with the terms set forth in the Option Exchange Offer Documents;
• My election to keep or exchange options under the Stock Option Exchange program and any options that I am granted under the program (i) will not alter or affect any provisions of my employment relationship with Intel or any of its affiliates other than with respect to options that I elect to exchange, (ii) will not create a right to my continued employment or service with Intel or any of its subsidiaries for any period, and (iii) will not change or affect the fact that my employment or service can be terminated at any time by me or Intel (or one of Intel’s subsidiaries, as applicable), with or without cause or notice (unless otherwise required by applicable law), in accordance with any terms of my employment with Intel or any of its subsidiaries, and without additional severance payments except as otherwise required by law or contract;

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• My ability to participate in the option exchange offer will terminate as of the date that I am no longer actively employed and will not be extended by any notice period mandated under local law;
• The Stock Option Exchange program is a discretionary program and is subject to a number of variables and conditions specified in the Option Exchange Offer Documents, and Intel may extend or amend the program and the exchange offer, may postpone its acceptance and cancellation of options that I elect to submit for exchange, may terminate the Option Exchange Offer if any of the conditions specified in Option Exchange Offer Documents occurs and may elect to waive any of those conditions, in each case subject to applicable law, and any such event may mean that options I have elected to exchange will remain outstanding and subject to their current terms and conditions;
• I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in the Exchange Offer Documents by and among, as applicable, Intel and its subsidiaries and any company not affiliated with Intel that is assisting Intel with the Option Exchange Offer, and those recipients may be located inside or outside of the United States;
• I have been advised that Intel and/or any affiliate may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing Intel’s stock and other employee benefit plans and this exchange offer (“Data”), and that I have been advised that Data may be transferred to any third parties assisting in the implementation, administration and management of the exchange offer, that these recipients may be located in my country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in my country. I have been advised that I may request a list with names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my decision on whether to keep or exchange options under the Stock Option Exchange program and with respect to other employee benefit plans and this exchange offer. I have been advised that Data will be held only as long as is necessary to implement, administer and manage my participation in the equity and other employee benefit plans and the Stock Option Exchange program. I have been advised that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if I am a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting Get Help (AskES) in writing. I have been advised that refusing or withdrawing my consent under this paragraph may affect my ability to participate in this exchange offer;
• I have the authority and am legally authorized to make the election to keep or exchange options that are eligible under the Stock Option Exchange program, my elections will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns, and Intel is entitled to rely on this and the other statements that I have agreed to when I click “Yes” on the Terms and Conditions page of the Computershare Stock Option Exchange website, or provide a verbal “Yes” to the Computershare call-center representative accepting my election; and
• Intel’s determinations of all matters related to the administration of the Stock Option Exchange program will be afforded the maximum deference permitted by law, subject to any rights accorded to me under applicable law to challenge such determination in a court of competent jurisdiction.
• Intel’s Option Exchange Offer is expected to open on September 28, 2009. The Tool’s decision capability will open on the day that Intel files a Tender Offer Statement on a Schedule TO with the U.S. Securities and Exchange Commission.
INTEL CORPORATION DOES NOT VIEW THE CERTIFICATION MADE BY OPTION HOLDERS THAT THEY HAVE READ THE OFFERING MATERIALS AS A WAIVER OF LIABILITY AND PROMISES NOT TO ASSERT THAT THE PROVISION CONSTITUTES A WAIVER OF LIABILITY.

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INSTRUCTIONS AND AGREEMENTS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
     1. Defined Terms. All terms used in this Election Form but not defined have the meaning given to them in the Offer to Exchange Certain Outstanding Stock Options for New Options, dated October 28, 2009 (the “Offer to Exchange”). References in this Election Form to “Intel,” “we,” “us,” “our” and “ours” mean Intel Corporation and its affiliates.
     2. Expiration Date. The Offer and any rights to exchange your eligible options, withdraw an election you previously made or change an election you previously made will expire at 8:00 p.m., Pacific Time, on October 30, 2009 (or on a later date if we extend the exchange offer) (the “Expiration Date”).
     3. Delivery of Election Form. If you intend to tender your eligible options under the exchange offer, you may either make an election online through VPN using Intel’s option exchange tool which can be accessed via the Circuit home page, or online through any computer using the Computershare Stock Option Exchange Website for Intel at http://www.participantchoice.com/tenderoffer/Intel, make an election via the Computershare call-center or complete, sign and date a copy of the Election Form and return it to Computershare so that Computershare receives it before 8:00 p.m., Pacific Time, on the Expiration Date. You may send your response via overnight delivery or regular mail to:
COMPUTERSHARE
PO BOX 43078
PROVIDENCE, RI 02940-3078
Any Election Form received after that time will not be accepted.
Your Election Form will be effective only upon receipt by Computershare. The method of delivery of the signed and completed Election Form is at your own option and risk. You are responsible for making sure that the Election Form is delivered to Computershare. We recommend that you use overnight mail or another method which can be tracked by the delivery carrier. In all cases, you should allow sufficient delivery time based on the method of delivery that you choose to ensure that Computershare receives your Election Form before 8:00 p.m., Pacific Time, on the Expiration Date.
We will not accept any alternative, conditional or contingent offers to exchange options. All eligible employees electing to exchange options, by execution of the Election Form, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Offer to Exchange.
You are not required to tender your eligible options, and participation in this exchange offer is completely voluntary. If you elect to participate in this exchange offer, you may tender some or all of your eligible options, provided that you must tender all of your options within each indicated range of exercise prices. If you do not wish to participate in this exchange offer, no action is required on your part.
     4. Change of Election. If you tendered some of your eligible options, and would like to tender additional eligible options for exchange or change an existing election, you may either make an election online through VPN using Intel’s option exchange tool which can be accessed via the Circuit home page, or online through any computer using the Computershare Stock Option Exchange Website for Intel at you must either make a new election online at the Computershare Stock Option Exchange Website for Intel at http://www.participantchoice.com/tenderoffer/Intel, make an election via the Computershare call-center or deliver a properly completed and signed Election Form to Computershare, whose mailing information is described in Instruction 3 above, indicating all eligible options you wish to tender, including those listed on your original Election Form. In order to change your election, this new Election Form must be signed and dated after

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your original Election Form, and it must be properly completed. Upon the receipt of an online withdrawal or change of election, a call-center withdrawal or change of election or a properly filled out, signed and dated Election Form, any previously submitted election with an earlier date will be disregarded and will be considered replaced in full by the new elections. You will be bound by the latest dated, properly submitted online election, call-center election or Election Form received by Computershare prior to 8:00 p.m., Pacific Time, on the Expiration Date. If the exchange offer is extended by Intel beyond that time, you may change or withdraw your election at any time until the extended expiration date of the exchange offer.
     5. Withdrawal of Election. The tender of your eligible options pursuant to the offer may be withdrawn at any time prior to the expiration of the offer. If the offer is extended by Intel beyond that time, you may withdraw your election at any time until the extended expiration date of the offer. To withdraw your tendered eligible options, you may either make an election online through VPN using Intel’s option exchange tool which can be accessed via the Circuit home page, or online through any computer using the Computershare Stock Option Exchange Website for Intel at you must either withdraw the options online at the Computershare Stock Option Exchange Website for Intel at http://www.participantchoice.com/tenderoffer/Intel, withdraw via the Computershare call-center or deliver a properly completed and signed and dated Election Form to Computershare, whose mailing information is described in Instruction 3, indicating that you wish to withdraw your election by selecting “Do Not Exchange” for the option grants you wish to withdraw. Withdrawals may not be rescinded, and any eligible options withdrawn from the offer will thereafter be deemed not properly tendered for purposes of the offer, unless you submit a new Election Form before the Expiration Date by following the procedures described in Instruction 4 above. Upon the receipt of an online withdrawal, a call-center withdrawal or a properly filled out, signed and dated paper Election Form, any previously submitted online election, call-center election or paper Election Form with an earlier date will be disregarded and will be considered replaced in full by the new elections. You will be bound by the latest dated, properly submitted online election, call-center election or paper Election Form received by Computershare prior to 8:00 p.m., Pacific Time, on the Expiration Date.
     6. Signatures on this Election Form. If the Election Form is signed by the option holder, the signature must correspond with the name as written on the face of the stock option agreement(s) to which the options are subject. If your name has been legally changed and you have not previously notified your local human resources department, please do so immediately. The signature must correspond to your name as reflected in our employment records.
If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, that person’s full title must be identified on the Election Form, and proper evidence satisfactory to us of the authority of that person so to act must be submitted with this Election Form.
By signing the Election Form, you are representing to Intel that you have full authority to tender any eligible options that may have been transferred pursuant to your stock option agreement.
     7. Requests for Assistance or Additional Copies. If you have any questions or need assistance, or would like to request additional copies of the Offer to Exchange or this Election Form, please contact Computershare at the phone number listed in your Welcome Letter. All copies will be furnished promptly at Intel’s expense.
     8. Irregularities. All questions as to the number of options to be accepted for exchange and the number of new options to be granted, and any questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any options elected to be exchanged will be determined by Intel. Intel reserves the right to waive any of the conditions of the exchange offer and any defect or irregularity in any election to exchange options, and Intel’s interpretation of the terms of the exchange offer (including these instructions) will be given the maximum deference permitted by law. Neither Intel nor any other person is or

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will be obligated to give notice of any defects or irregularities in the election to exchange options, and no person will incur any liability for failure to give any such notice.
     9. Additional Documents to Read. You should be sure to read the Offer to Exchange, this Election Form and the form of nonqualified stock option agreement applicable to you before deciding to participate in the Offer.
     10. Important Tax Information. You should consult your own tax advisor and refer to Section III.8 of the Offer to Exchange, which contains important tax information. If you live or work outside the United States, or are otherwise subject to a tax liability in a foreign jurisdiction, you should refer to the exhibits to the Schedule TO that we filed with the U.S. Securities and Exchange Commission for a discussion of the tax consequences and/or social insurance contributions that may apply to you.
     12. Governing Law and Documents. The Election Form is governed by, and subject to, United States federal law and Delaware state law, as well as the terms and conditions set forth in the Offer to Exchange. For purposes of litigating any dispute that arises under the Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Ohio and agree that such litigation shall be conducted in the courts of the State of [Delaware], or the federal courts for the United States for the District of [Delaware], where this Offer is made and/or to be performed. Intel will determine, in its discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options and any elections. Intel’s determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
     13. Translations. If you have received this or any other document related to the offer translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

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